Exhibit 99.1

BabyUniverse Announces that it has Retained
Banc of America Securities LLC as Financial Advisor

                    JUPITER, FLORIDA, October 5, 2006, 2006 /PRNewswire-FirstCall/ -- BabyUniverse, Inc. (NASDAQ: POSH), a leading online retailer and content publisher in the pregnancy, baby and toddler marketplace, previously announced that it is exploring strategic alternatives to enhance shareholder value including, but not limited to, the acquisition of a substantial private company, the acquisition of a complimentary public company or a potential sale of the Company.  In this regard, the Company today announced that it has retained Banc of America Securities LLC as its financial advisor.  There can be no assurances that a transaction will result from this process and the company does not intend to disclose developments regarding its exploration unless and until the Company’s Board of Directors has approved a specific transaction.

About BabyUniverse, Inc.

                    BabyUniverse, Inc. (NASDAQ: POSH) is a leading online retailer and content publisher in the pregnancy, baby and toddler marketplace.  Through its websites BabyUniverse.com and DreamtimeBaby.com, the company is a leading online retailer of brand-name baby, toddler and maternity products in the United States.  Through its websites PoshTots.com and PoshLiving.com, the company has extended its offerings in the baby and toddler market as a leading online provider of luxury furnishings to the country’s most affluent female consumers.  Through PoshCravings.com and ePregnancy.com, BabyUniverse has also established a widely recognized platform for the delivery of content and new media resources to a national audience of expectant parents. BabyUniverse is pursuing a dual strategy of organic growth and acquisition growth that is designed to establish BabyUniverse as the leader in the online baby marketplace. Beyond the baby segment, the Company intends to leverage its efficient and growing e-commerce platform to acquire other female-oriented e-commerce, marketing and new media companies. The overall objective of BabyUniverse is to establish a market-leading e-commerce and new media business focused on the high-growth female marketplace.

Special Note Regarding Forward-Looking Statements

                    This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.

                    In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.  These statements are only predictions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SOURCE: BabyUniverse, Inc.
Web Sites: BabyUniverse.com, DreamtimeBaby.com, PoshTots.com, PoshLiving.com, PoshCravings.com, ePregnancy.com
Company Contact:  Jonathan Teaford, Executive Vice President  (561) 758-7630